SUB-ITEM 77I:
Terms of new or
amended securities

77I(b) ? Attached is the
Premier Shares Exhibit
to the Multiple Class
Plan of Federated
Government
Obligations Fund, a
portfolio of Money
Market Obligations
Trust.  The information
contained in the
attached Exhibit serves
as the description of
Premier Shares as
required by this Item.